Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

TRANSUNION FINANCING CORPORATION

FIRST: The name of this corporation is TransUnion Financing Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH: The Corporation shall be authorized to issue a total of 5,000 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is:

Enrique Rene de Vera

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, adopt, alter, amend and repeal the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by ballot unless the Bylaws of the Corporation so provide. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No amendment, modification or repeal (including by merger, consolidation, or otherwise) of this Article Eighth shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth would accrue or arise, prior to such amendment, modification or repeal.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH: The Corporation is to have perpetual existence.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, has executed, signed and acknowledged this Certificate of Incorporation this 8th day of June, 2010.

/s/ Enrique Rene de Vera
Enrique Rene de Vera
Sole Incorporator

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